Parties End Ownership Litigation
                    TPL Group to Manage Licensing Program

SAN DIEGO, June 7, 2005 -- In a move that will expedite the licensing of a series of fundamental microprocessor patents that are at the heart of a global $200 billion-plus microprocessor end-use market, intellectual properties firms Patriot Scientific (OTC Bulletin Board: PTSC) and The TPL Group announced today an agreement to unify their interests in key microprocessor patents originally filed in 1989 and granted in 1998. Under the terms of this agreement, The TPL Group is granted full responsibility and authority for the commercialization and licensing of the unified patents portfolio.

This significant joint accord ends years of litigation between Patriot Scientific and The TPL Group over title to the patents. Previously, each corporation had licensed these core technology patents separately. Earlier this year Patriot Scientific had successfully licensed this core technology to AMD (NYSE: AMD). Under terms of this new agreement, Patriot Scientific and TPL will receive certain payments in addition to sharing in future revenues generated by a licensing program exclusively implemented by TPL.

This ten-patent portfolio contains core building blocks for today's microprocessor implementation and architecture. Editor of the Gilder Technology Report, Dr. Nick Tredennick, named a Fellow of the IEEE for his contributions to microprocessor design, said, "Chuck Moore's architectural insight is impressive. Over fifteen years ago he conceived designs that appear to be fundamental to modern microprocessor design," adding, "it is likely that a broad range of today's microprocessor-based products rely on concepts described in these patents."

Roger Cook, a senior patent litigator with the highly regarded law firm of Townsend and Townsend and Crew LLP, has been instrumental in licensing the portfolio to one of the world's pre-eminent microprocessor manufacturers. Cook said, "This portfolio appears to be a patent litigator's dream."

    TPL and Patriot believe at least three of the ten patents are elemental to virtually every microprocessor design. The three most significant of these patents are as follows:

    * U.S. 5,809,336:    Clocking CPU and I/O Separately

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    * U.S. 6,598,148:    Use of Multiple Cores and Embedded Memory
    * U.S. 5,784,584:    Multiple Instruction Fetch

Both The TPL Group and Patriot Scientific believe these now-unified patents, which were granted in 1998 and which don't expire until 2015, have long been essential to the design of modern high-speed microprocessors. These now-allied firms are now in position to maximize the value of this patent portfolio. Global sales by potential licensees of products applying technologies protected by the jointly owned patents are estimated to be greater than $200 billion annually.

As an active intellectual property company specializing in microprocessor technology, Patriot Scientific retains rights to make and market array microprocessor products and technologies under its current IGNITE(TM) and INFLAME(TM) brands, as well as a range of other products and technologies not utilizing the patents covered by this new agreement.

"This accord represents an important milestone for our company," said Jeff Wallin, president and CEO of Patriot Scientific. "This agreement replaces costly ongoing litigation with a win-win scenario that supports our efforts to license and protect our company's intellectual property on a broader scale. The TPL Group is well-positioned to aggressively license these core technology patents, freeing Patriot Scientific to focus on our equally innovative IGNITE and INFLAME array microprocessor core technologies, as well as other innovations currently in our development pipeline."

TPL Group Chairman Dan Leckrone, reaffirmed his company's longstanding philosophy to encourage cooperation instead of litigation. "Since TPL began managing intellectual property more than 15 years ago, our business strategy has always been driven by relationship building and constructive cooperation. Our agreement with Patriot Scientific is a good example of this strategy at work."

The TPL Group announced that the licensing program for the patents will be managed by Alliacense, a core group of senior TPL Group executives directly responsible for the development and commercialization of the firm's patent portfolios.

About The TPL Group

Founded in 1985, Cupertino California-based TPL Group has a solid track record in delivering a complete suite of intellectual property management services. In addition to optimizing IP Portfolio value and protecting assets from infringement, the company is also well versed in converting portfolio value into

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a maximum cash return for its owner(s). Through Alliacense, a cadre of its senior executives, the TPL Group manages IP Licensing Programs across a broad array of industries.

About Patriot Scientific

Patriot Scientific has emerged as an intellectual property company, developing and marketing innovative and proprietary semiconductor technologies into the fast-growing handheld wireless and smart card markets. The company's portfolio of patents encompasses what is believed to be fundamental microprocessor technology and includes additional patents pending to protect its technology and architecture.

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/patriot/profile.htm.

Detailed information about Patriot Scientific can be found on the website http://www.ptsc.com. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites http://www.hawkassociates.com and http://www.hawkmicrocaps.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

                   Alliacense is a trademark of TPL Group.

     IGNITE and INFLAME are trademarks of Patriot Scientific Corporation.

     CONTACTS:
     Patriot Media Relations          Patriot Investor Relations
     Daryl Toor                       Frank Hawkins/Julie Marshall
     Attention Group                  Hawk Associates Inc
     (770) 777-9489                   (305) 451-1888
     dtoor@attentiongroup.com         info@hawkassociates.com

     The TPL Group
     Tom Rigoli
     Mindpik
     (650)-969-5986
     rigoli@mindpik.com